Exhibit 99.1

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Metaworks Platforms, Inc. Enters Into Promissory Note Agreement

Fairfield, CA. October 11, 2023 – MetaWorks Platforms, Inc. (“MetaWorks” or the “Company”), (CSE: MWRK and OTCQB: MWRK), an award-winning Web3 blockchain platform provider, is pleased to announce that it has entered into a promissory note agreement with one subscriber (the “Holder”) to raise a net amount of US$104,250, pursuant to the terms and subject to the conditions of the unsecured promissory note issued to the Holder (the “Promissory Note”).

Here are the details of the transaction:

●	The Promissory Note in the amount of US$119,887.50, plus a one-time interest charge of 11% ($13,187), which accrues on issuance of the Promissory Note, is unsecured and matures on June 30, 2024 (the “Maturity Date”)

●	The Company also agreed to an original issuance discount of US$15,637.50.

●	The total amount of the Promissory Note of US$133,074.50 (including principal and interest) will be repaid in ten (10) payments each in the amount of US$13,307.40, the first payment due on September 30, 2023, with nine (9) subsequent payments each month thereafter. The Company shall have five (5) day grace period with respect to each payment.

●	In the event of a default, the Promissory Note is convertible into shares of common stock of the Company. In a default situation the Holder shall have the right to convert all or any part of the outstanding and unpaid amount of the Note into shares of common stock of the Company at a conversion price that is equal to the lowest trading price for the shares of common stock during the twenty-five (25) trading days prior to the conversion date. Upon the occurrence and during the continuation of any event of default, the Promissory Note shall immediately become immediately and payable and, if the Company wishes to repay the Promissory Note in cash, the Company shall pay an amount equal to 150% of the then outstanding principal amount of the Promissory Note plus accrued and unpaid interest on the unpaid principal amount of the Promissory Note plus any default interest, if any.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning full-service blockchain and Web3 development platform that empowers Fortune 5000 brands to create and monetize their metaverse. www.MusicFX.io, is a leading digital community connecting artists to their fan bases through NFTs.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatform.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io